EX-16.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Nationwide Mutual Funds of our report dated December 20, 2021, relating to the financial statements and financial highlights, which appears in Nationwide Diamond Hill Large Cap Concentrated Fund and Nationwide GQG US Quality Equity Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2021.  We also consent to the references to us under the headings “Incorporation of Documents by Reference into the SAI”, “Plan of Reorganization”, “Independent Registered Public Accounting Firm” and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 21, 2022